Exhibit 10.2

April 4, 2006

U.S. MAIL

Alan W. Crellin
c/o US Airways, Inc.
111 West Rio Salado Parkway
Tempe, AZ 85281

Re:      Amendment to Employment Agreement between US Airways, Inc. ("Company") and Alan W. Crellin ("You or Your") dated as of September 27, 2005 (the "Employment Agreement")

Dear Al:

     Pursuant to paragraph 12.5 of the Employment Agreement, the parties thereto agree to amend the Employment Agreement as follows:

A.  In consideration of the Company's payment to you of $1,193,253.73, You agree to waive paragraph 4.6 of your Employment Agreement insofar as it pertains to Your participation in the US Airways Funded Executive Defined Contribution Plan ("Funded EDCP"). This waiver is not intended to alter Your right to participate in the Unfunded Executive Defined Contribution Plan.

Specifically, You have agreed to the termination of Your participation in the Funded EDCP in exchange for a payment representing (1) the balance in Your Funded EDCP account as of March 31, 2006; and (2) a sum representing the Change in Control Contribution calculated pursuant to sections 1.5 and 4.1 of the Funded EDCP, and the Restoration Payment calculated pursuant to section 4.6 of Your Employment Agreement, less scheduled contributions made to Your Funded EDCP Account between September 28, 2005 and April 4, 2006. For the avoidance of any doubt, You agree that the sum listed above represents full satisfaction of the Company's obligations to You under the Funded EDCP. The tax gross-up provisions of the Funded EDCP will apply to the payment made pursuant to this agreement to the extent the payment represents amounts not previously subject to a tax gross-up.

B.  In consideration of the Company's payment to You of $80,770.00, You agree that this payment represents full satisfaction of the Company's obligations to You under paragraph 6.5 (b)(2) of Your Employment Agreement, and that You have no further rights under this paragraph.

C.  In consideration of the Company's payment to You of $70,180.00, You agree that this payment represents full satisfaction of the Company's obligations to You under Paragraph 6.5 (b)(3) of your Employment Agreement, and that You have no further rights under this paragraph.

Please indicate Your agreement with the foregoing by executing this letter and returning it to me. Upon receipt of Your signed acknowledgement, the Company will issue, or cause to be issued, the payments described above.

Sincerely,

____/s/ Jefferey D. McClelland_____
Jeffrey D. McClelland
Executive Vice President &
Chief Administrative Officer

Agreed and acknowledged:

_____/s/ Alan W. Crellin______
Alan W. Crellin